EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Citi Trends, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-125611) on Form S-8 of our report dated April 11, 2011, with respect to the consolidated balance sheets of Citi Trends Inc. and subsidiary as of January 29, 2011 and January 30, 2010, and the related statements of income, stockholders’ equity, and cash flows for each of the fiscal years ended January 29, 2011, January 30, 2010, and January 31, 2009, and the effectiveness of internal control over financial reporting as of January 29, 2011, which report appears in the January 29, 2011 annual report on Form 10-K of Citi Trends, Inc.

/s/ KPMG LLP

Jacksonville, Florida

April 11, 2011

Certified Public Accountants